Exhibit 99.1

The Lubrizol Corporation

29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298

News Release

FOR RELEASE:	Immediately

FROM:	Financial/Investor Contact	Media Contact
	Joanne Wanstreet	James S. Baldwin
	440/347-1252	440/347-1838
Web Site: http://www.lubrizol.com

LUBRIZOL ANNOUNCES SECOND QUARTER RESULTS

INCLUDING ONE MONTH OF NOVEON OPERATIONS

•	Earnings for the quarter reflect purchase accounting and other costs related to the acquisition of Noveon International, Inc.

•	Revenues increased 40% for the quarter

•	Excluding acquisitions, revenues increased 15% for the quarter

CLEVELAND, Ohio, July 28, 2004 – The Lubrizol Corporation (NYSE: LZ) announced that consolidated revenues for the second quarter ended June 30, 2004 were $721.5 million, compared with revenues of $514.7 million for the same quarter last year. The quarter included June results for the newly acquired Noveon International, Inc. Excluding Noveon and other acquisitions completed in the past 12 months, revenues for the quarter increased 15 percent compared with the second quarter of 2003. Higher shipment volume primarily drove the revenue increase.

Consolidated net income in the second quarter of 2004 of $3.9 million, or $.08 per share, included a pre-tax charge of $8.0 million, or $.10 per share, for acquisition-related restructuring that was announced on June 30, 2004 and a pre-tax charge of $35.0 million, or $.42 per share, for the purchase accounting write-off of in-process research and development (IPR&D). Earnings for the quarter also included a contribution to Specialty Chemicals segment operating income for the acquired operations of Noveon of $10.7 million, or $.13 per share before an inventory step-up charge of $4.9 million. This contribution was more than offset by acquisition-related costs of $.28 per share, including inventory step-up, financing costs and a change in the effective tax rate. Therefore, consolidated earnings for the quarter adjusted for the restructuring

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charge and the Noveon acquisition effect totaled $.75 per share. The non-cash charges in restructuring, IPR&D and other acquisition-related costs totaled $.50 per share. In the second quarter of 2003 consolidated earnings of $29.4 million, or $.57 per share, included a pre-tax restructuring charge of $3.5 million, or $.05 per share.

For the first six months of 2004, consolidated revenues were $1.30 billion as compared with $1.02 billion in the first six months of 2003. Earnings for the first six months of 2004 were $41.5 million, or $.80 per share, after the restructuring charge of $.10 per share and IPR&D charge of $.42 per share. Consolidated earnings for the comparable period in 2003 were $55.4 million, or $1.07 per share, after restructuring charges of $.09 per share. Cash flow from operations for the first six months was $96.2 million, compared with $44.5 million for the first half of 2003.

Quarterly Segment Results

As announced on June 3, 2004, the company reorganized into two operating segments: Lubricant Additives, also known as Lubrizol Additives, and Specialty Chemicals, also known as Noveon. The Lubricant Additives segment is comprised of the company’s previous business in Fluid Technologies for Transportation, Advanced Fluid Systems, Emulsified Products and the former industrial additives product group of Fluid Technologies for Industry (FTI). The Specialty Chemicals segment is comprised of the businesses of the acquired Noveon International and the former performance chemicals group of FTI.

Revenues in the Lubricant Additives segment were $522.1 million in the quarter, up 15 percent from comparable segment revenues of $453.3 million in the second quarter 2003. Lubricant Additives shipment volume increased 12 percent and favorable currency increased revenues by 3 percent. By region, volume in North America increased 9 percent, Europe increased 12 percent, Asia-Pacific/Middle East increased 23 percent and Latin America decreased 2 percent. Average unit raw material costs for the segment increased 7 percent in the quarter, while average unit manufacturing costs declined compared with the second quarter 2003. Segment operating income of $72.8 million increased 24 percent compared with the second quarter a year ago. Segment operating margin for the quarter was 13.9% compared with 12.9% for the second quarter 2003.

Revenues in the Specialty Chemicals segment were $199.4 million for the quarter, compared with second-quarter 2003 revenues of $61.4 million. Both periods include results for Lubrizol’s performance chemicals for coatings and inks, personal care, foam control, mining

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emulsions and specialty monomers. The Specialty Chemicals segment results for the second quarter 2004 also included three acquisitions completed in the last 12 months in addition to June results for the acquisition of Noveon International. Excluding all acquisitions, Specialty Chemicals segment revenues increased 10 percent, based on 5 percent volume growth, 2 percent increase from favorable currency and 3 percent improvement in the combination of price and mix. Excluding acquisitions, volume in North America increased 3 percent, Europe increased 10 percent, Asia-Pacific/Middle East increased 4 percent and Latin America increased 26 percent. Segment operating income for the quarter of $11.4 million included the Noveon acquisition-related inventory step-up charge of $4.9 million. In the second quarter of 2003, segment income for the products and operations now included in the Specialty Chemicals segment was $0.6 million.

Commentary

Commenting on the results, James L. Hambrick, President and Chief Executive Officer said, “As expected, the up-front charges for the Noveon acquisition lowered earnings, but cash flow from operations proved the strength of our business in the quarter. Volume was strong across all our major product lines. The improving economy was certainly a factor for many products, including our specialty driveline additives for new truck builds, specialty emulsions for mining and additives for industrial coatings. In addition, sales were up for new products, including engine oil additives developed for the China market and the new GF-4 passenger car standard for North America. Our restructuring programs of the past year delivered better operating margins and enhanced our lubricant additives segment for the long term.

“Less than two months into the Noveon acquisition, we have made excellent progress identifying and implementing synergies and integrating our organizations. Financial synergies are being realized more quickly than originally planned. We now expect to use Noveon’s net operating losses at a much faster rate, and we have made excellent progress using overseas cash balances efficiently. The second quarter was a record for Noveon’s revenue and profitability, led by double-digit revenue growth in three key brands: TempRite® chlorinated polyvinyl chloride, Estane® thermoplastic polyurethane and Carbopol® thickeners for personal care.

“My chief concern remains the cost of petrochemical-based raw materials. Margins are under pressure in many of our product lines even though we are aggressively pursuing price

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increases. The ongoing competitive intensity in the lubricant additives industry and the typical lighter volume toward year-end are risks of our business. Setting aside the up-front costs of the Noveon acquisition, we continue to believe our operating performance for the year will substantially exceed 2003 results.”

An audio webcast of the second quarter earnings conference call with investors will be available today live at 1:00 p.m. Eastern time on www.lubrizol.com and will be archived for 30 days. Following the call, a transcript will be posted on the investor conference call page of the web site.

The Lubrizol Corporation (NYSE: LZ) is a global provider of specialty chemicals and materials for a wide variety of markets and end-use applications, such as lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology; performance coatings in the form of specialty resins and additives; and additives for the food and beverage industry. Lubrizol’s industry-leading positions in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.

Headquartered in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 22 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has more than 7,700 employees worldwide. In June 2004, Lubrizol acquired Noveon International, Inc. With Noveon, Lubrizol generated pro forma revenues of $3.2 billion in 2003 and $1.84 billion in the first six months of 2004. For more information, visit www.lubrizol.com or www.noveoninc.com.

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This press release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company’s operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this press release are contained in the company’s Registration Statement on Form S-3, filed on May 20, 2004, which is available on the company’s website at www.lubrizol.com and upon request.

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THE LUBRIZOL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In Millions Except Per Share Data)

	Second Quarter June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net sales	$720.2	$514.3	$1,298.1	$1,021.3
Royalties and other revenues	1.3	0.4	2.1	1.6

Total revenues	721.5	514.7	1,300.2	1,022.9
Cost of sales	529.5	372.6	955.8	740.9
Selling and administrative expenses	70.2	50.2	122.0	101.0
Research, testing and development expenses	45.5	40.6	86.3	82.2
Amortization of intangible assets	4.5	1.2	6.4	2.3
Write-off of acquired in-process research and development	35.0		35.0
Restructuring charge	8.0	3.5	8.0	7.0

Total cost and expenses	692.7	468.1	1,213.5	933.4
Other income (expense) - net	(1.9)	1.1	2.4	2.0
Interest expense - net	17.1	5.1	22.4	10.0

Income before income taxes	9.8	42.6	66.7	81.5
Provision for income taxes	5.9	13.2	25.2	26.1

Net income	$3.9	$29.4	$41.5	$55.4

Net income per share	$0.08	$0.57	$0.80	$1.07

Net income per share, diluted	$0.08	$0.57	$0.80	$1.07

Weighted average common shares outstanding	51.9	51.7	51.8	51.7

THE LUBRIZOL CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Millions of Dollars)

	June 30, 2004	December 31, 2003
Assets
Cash and short-term investments	$227.3	$258.7
Receivables	589.7	324.6
Inventories	501.7	311.9
Other current assets	102.0	42.7

Total current assets	1,420.7	937.9
Property and equipment - net	1,348.6	690.0
Goodwill and intangible assets - net	1,613.6	271.1
Investments and other assets	44.4	43.3

Total	$4,427.3	$1,942.3

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$1,988.1	$2.9
Other current liabilities	556.1	296.6

Total current liabilities	2,544.2	299.5
Long-term debt	392.2	386.7
Other noncurrent liabilities	464.7	251.5

Total liabilities	3,401.1	937.7

Minority interest in consolidated companies	52.1	51.3

Shareholders’ equity	974.1	953.3

Total	$4,427.3	$1,942.3

THE LUBRIZOL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Millions of Dollars)

	Six Months Ended June 30,
	2004	2003
Cash provided from (used for):

Operating activities:
Net income	$41.5	$55.4
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	95.9	48.8
Restructuring charge	1.6	3.3
Net change in working capital	(61.0)	(64.4)
Other items - net	18.2	1.4

Total operating activities	96.2	44.5

Investing activities:
Capital expenditures	(42.2)	(36.8)
Acquisitions and equity investments	(960.7)
Other - net		0.3

Total investing activities	(1,002.9)	(36.5)

Financing activities:
Net short-term borrowings (repayments)	1,800.1	(4.4)
Long-term repayments	(934.9)
Long-term borrowings	25.0
Dividends paid	(26.8)	(26.7)
Stock options exercised	5.5	2.1

Total financing activities	868.9	(29.0)

Effect of exchange rate changes on cash	6.4	4.5

Net decrease in cash and short-term investments	(31.4)	(16.5)
Cash and short-term investments at the beginning of period	258.7	266.4

Cash and short-term investments at the end of period	$227.3	$249.9

THE LUBRIZOL CORPORATION

SEGMENT INFORMATION

(In Millions of Dollars)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues from External Customers:
Lubricant Additives	$522.1	$453.3	$1,013.3	$903.2
Specialty Chemicals	199.4	61.4	286.9	119.7

Total revenues	$721.5	$514.7	$1,300.2	$1,022.9

Segment Operating Income:
Lubricant Additives	$72.8	$58.6	$135.5	$114.2
Specialty Chemicals	11.4	0.6	16.4	1.4

Total segment operating income	84.2	59.2	151.9	115.6

Corporate expenses	(12.3)	(10.1)	(21.6)	(20.4)
Corporate other income (expense)	(2.0)	2.1	1.8	3.3
Write-off of acquired in-process research and development	(35.0)		(35.0)
Restructuring charge	(8.0)	(3.5)	(8.0)	(7.0)
Interest expense - net	(17.1)	(5.1)	(22.4)	(10.0)

Income before income taxes	$9.8	$42.6	$66.7	$81.5

The Lubrizol Corporation

For the Periods Ending June 30, 2004

Non-GAAP Disclosure Reconciliation

Net income as adjusted for exclusion of the Noveon acquisition is net income per our consolidated results, adjusted for restructuring charges incurred subsequent to the acquisition, the write-off of acquired in-process research and development (IPR&D) costs, segment operating income contributed by Noveon in the second quarter, the costs of the inventory step-up, the incremental finance costs associated with the acquisition and the impact of a higher effective tax rate due to the acquisition. Management believes that both net income and net income as adjusted for exclusion of the Noveon acquisition assist the investor in understanding the impact of the Noveon acquisition to the results of operations of The Lubrizol Corporation.

(In Millions of Dollars, Except Per Share Data)

	2nd Quarter			YTD
	Impact Before Tax	Impact After Tax	EPS	Impact Before Tax	Impact After Tax	EPS
Net Income	$9.8	$3.9	$0.08	$66.7	$41.5	$0.80

Adjustments for Noveon related items:
Restructuring charge	8.0	5.2	0.10	8.0	5.2	0.10
Write-off of acquired IPR&D	35.0	21.9	0.42	35.0	21.9	0.42
Less: contribution of segment operating income from Noveon acquisition	(10.7)	(6.7)	(0.13)	(10.7)	(6.7)	(0.13)
Inventory step-up adjustment	4.9	3.1	0.06	4.9	3.1	0.06
Incremental financing costs for Noveon acquisition	12.2	7.6	0.14	12.2	7.6	0.15

Total Noveon acquisition related impacts	49.4	31.1	0.59	49.4	31.1	0.60

Subtotal	59.2	35.0	0.67	116.1	72.6	1.40

Adjustment for change in effective tax rate		4.1	0.08		4.1	0.08

Net income as adjusted for exclusion of the Noveon acquisition	$59.2	$39.1	$0.75	$116.1	$76.7	$1.48